  EXHIBIT 3.3

Document Processing Fee
If document is on paper: $25.00
If document is filed electronically: $ .99
Fees are subject to change.
For electronic filing and to obtain copies of filed documents visit www.sos.state.co.us
Deliver paper documents to:
Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
Paper documents must be typed or machine printed.

E-Filed

Colorado Secretary of State
Date and Time: 01/19/2005 09:12 AM
Entity Id: 20031396076

Document number: 20051028769

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20031396076

1. Entity name: QUANTECH ELECTRONICS CORP.

(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, make the applicable selection)*:

☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic

statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Krome	Michael	S	Esq
(Last)	*(First)*	*(Middle)*	*(Suffix)*

8 Teak Court
(Street name and number or Post Office information)

Lake Grove	NY	11755
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

4. The Articles of Incorporation of the Corporation are amended by revising Article 2 to read in full as follows:

ARTICLE 2

Section 1. The Corporation is authorized to issue TWENTY FOUR BILLION, NINE HUNDRED NINETY-NINE MILLION (24,999,000,000) shares of common stock, all par value of $0.00001 per share and ONE MILLION (1,000,000) shares of preferred stock, par value $0.00001 per share. The holders of preferred stock shall have such rights, preferences, and privileges, as may be determined by the Board of Directors.

Section 2. The shareholders shall hove no preemptive rights to acquire any shares of this corporation

Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid, shall not be subject to assessment to pay the debts of the corporation.